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                                                                  EXHIBIT 10-b-2

                            MERITOR AUTOMOTIVE, INC.
                           RESTRICTED STOCK AGREEMENT

TO:      [Name]

         In accordance with Section 9 of the Directors Stock Plan of Meritor Automotive, Inc. (the "Company"), and your election pursuant thereto dated [insert date of election], __ shares of Common Stock of the Company have been granted to you today [(subject to the approval of the Directors Stock Plan by the shareowners of the Company at the 1998 Annual Meeting)] as restricted shares of the Company's common stock, in lieu of [___% of] the retainer fee payable to you on January 1, [____], in respect of your service on the Board of Directors (the "Board") of the Company. The Restricted Shares were valued at the closing price on the New York Stock Exchange - Composite Transactions ("Closing Price") on [insert date when retainer would be payable]. Additional such shares will be granted to you as restricted shares of common stock in lieu of [__% of] the retainer fees payable to you on April 1, ____, July 1, ____ and October 1, ____, valued at the Closing Price on the date when each such payment of a retainer fee would otherwise be made in cash (such shares together with the shares granted today being herein called "Restricted Shares").

         The Restricted Shares have been granted to you upon the following terms and conditions:

1.       Earning of Restricted Shares

         (a) If you (i) retire from the Board after reaching age 72 and having served at least three years as a director, or (ii) resign from the Board or cease to be a director of the Company by reason of the antitrust laws, compliance with the Company's conflict of interest policies, death, disability or other circumstances the Board determines not to be adverse to the best interests of the Company, you shall be deemed to have fully earned all the Restricted Shares subject to this agreement.

         (b) If you resign from the Board or cease to be a director of the Company for any other reason, you shall be deemed not to have earned any of the Restricted Shares and shall have no further rights with respect thereto.

2.       Retention of Certificates for Restricted Shares

         Certificates for the Restricted Shares and any dividends or distributions thereon or in respect thereof that may be paid in additional shares of Common Stock, other securities of the Company or securities of another entity ("Stock Dividends"), shall be delivered to and held by the Company, or such Restricted Shares or Stock Dividends shall be registered in book entry form, subject to the Company's instructions, until you shall have
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earned the Restricted Shares in accordance with the provisions of paragraph 1.
To facilitate implementation of the provisions of this agreement, you undertake to sign and deposit with the Company's Office of the Secretary a Stock Transfer Power in the form of Attachment 1 hereto with respect to the Restricted Shares and any Stock Dividends thereon.

3.       Dividends and Voting Rights

         Notwithstanding the retention by the Company of certificates (or the right to give instructions with respect to shares held in book entry form) for the Restricted Shares and any Stock Dividends, you shall be entitled to receive any dividends that may be paid in cash on, and to vote, the Restricted Shares and any Stock Dividends held by the Company (or subject to its instructions) in accordance with paragraph 2, unless and until such shares have been forfeited in accordance with paragraph 5.

4.       Delivery of Earned Restricted Shares

         As promptly as practicable after you shall have been deemed to have earned the Restricted Shares in accordance with paragraph 1, the Company shall deliver to you (or in the event of your death, to your estate or any person who acquires your interest in the Restricted Shares by bequest or inheritance) the Restricted Shares, together with any Stock Dividends then held by the company (or subject to its instructions).

5.       Forfeiture of Unearned Restricted Shares

         Notwithstanding any other provision of this agreement, if at any time it shall become impossible for you to earn any of the Restricted Shares in accordance with this agreement, all the Restricted Shares, together with any Stock Dividends, then being held by the Company (or subject to its instructions) in accordance with paragraph 2 shall be forfeited, and you shall have no further rights of any kind or nature with respect thereto. Upon any such forfeiture, the Restricted Shares, together with any Stock Dividends, shall be transferred to the Company.

6.       Transferability

         This grant is not transferable by you otherwise than by will or by the laws of descent and distribution, and the Restricted Shares, and any Stock Dividends shall be deliverable, during your lifetime, only to you.

7.       Withholding

         The Company shall have the right, in connection with the delivery of the Restricted Shares and any Stock Dividends subject to this agreement, (i) to deduct from any payment otherwise due by the Company to you or any other person receiving delivery of the Restricted Shares and any Stock Dividends an amount equal to any taxes required



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to be withheld by law with respect to such delivery, (ii) to require you or any other person receiving such delivery to pay to it an amount sufficient to provide for any such taxes so required to be withheld or (iii) to sell such number of the Restricted Shares and any Stock Dividends as may be necessary so that the net proceeds of such sale shall be an amount sufficient to provide for any such taxes so required to be withheld.

8.       Applicable Law

         This agreement and the Company's obligation to deliver Restricted Shares and any Stock Dividends hereunder shall be governed by and construed and enforced in accordance with the laws of Delaware and the Federal law of the United States.

                                               MERITOR AUTOMOTIVE, INC.

                                               By:______________________________

Attachment 1 - Stock Transfer Power

Dated:  January __, ____

Agreed to this __ day of January, ___


________________________________
                  [Name]

Address:

Social Security Number:


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Attachment 1

                 STOCK TRANSFER POWER SEPARATE FROM CERTIFICATE

         FOR VALUE RECEIVED, I, ______________, hereby sell, assign and transfer unto Meritor Automotive, Inc. (the "Company") (i) the ___ shares of the Common Stock of the Company standing in my name on the books of the Company evidenced by certificates or by book entry, granted to me on January __, ____ as Restricted Shares pursuant to the Company's Directors Stock Plan; (ii) the additional shares (together with the shares granted on January __, ____, the "Shares") of the Common Stock of the Company to be granted to me, in lieu of [__% of] the retainer fees payable to me on April 1, ____, July 1, ____ and October 1, ____, pursuant to the Directors Stock Plan and to be registered in my name on the books of the Company and evidenced by certificates or by book entries dated on or about those dates; and (iii) any additional shares of the Company's Common Stock, other securities issued by the Company or securities of another entity ("Stock Dividends") distributed, paid or payable on or in respect of the Shares and Stock Dividends during the period the Shares are held by the Company pursuant to a certain Restricted Stock Agreement dated January __, ____, with respect to the Shares; and I do hereby irrevocably constitute and appoint ____________________________________________________ attorney with full power of substitution in the premises to transfer the Shares on the books of the Company.

Dated: January __, ____

                                                _____________________________
                                                        (Signature)

WITNESS:_____________________


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